Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-253057

$2,500,000,000

AMERICAN EXPRESS COMPANY

$1,200,000,000 6.338% Fixed-to-Floating Rate Notes due October 30, 2026

$1,000,000,000 6.489% Fixed-to-Floating Rate Notes due October 30, 2031

$300,000,000 Floating Rate Notes due October 30, 2026

Terms and Conditions Applicable to all Notes

Issuer:	American Express Company
Expected Ratings(1):	A2/BBB+/A (Stable/Stable/Stable) (Moody’s/S&P/Fitch)
Ranking:	Senior Unsecured
Trade Date:	October 24, 2023
Settlement Date:	October 30, 2023 (T+4). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes are initially expected to settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.
Total Net Proceeds to American Express Company:	$2,493,750,000 (before expenses)
Listing:	The Notes will not be listed on any exchange.
Minimum Denominations/Multiples:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Joint Book-Running Managers:	RBC Capital Markets, LLC Citigroup Global Markets Inc. Morgan Stanley & Co. LLC
Co-Managers:	Lloyds Securities Inc. Samuel A. Ramirez & Company, Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC

Junior Co-Managers:	Drexel Hamilton, LLC Mischler Financial Group, Inc.

Terms and Conditions Applicable to the 6.338% Fixed-to-Floating Rate Notes due October 30, 2026

Maturity Date:	October 30, 2026

Par Amount:	$1,200,000,000

Benchmark Treasury:	UST 5.000% due September 30, 2025

Benchmark Treasury Price and Yield:	99-26 3/4; 5.088%

Re-offer Spread to Benchmark:	+125 bps

Re-offer Yield:	6.338%

Interest Rates:	The Notes will bear interest (i) during the Fixed Rate Period at a fixed rate per annum equal to 6.338%, and (ii) during the Floating Rate Period at a floating rate per annum equal to Compounded SOFR (determined in accordance with the provisions set forth in the preliminary prospectus supplement (as defined below)) plus 1.330%.

Fixed Rate Period:	From, and including, the Settlement Date to, but excluding, October 30, 2025

Floating Rate Period:	From, and including, October 30, 2025 to, but excluding, the Maturity Date

Public Offering Price:	100.000%

Underwriters’ Discount:	0.150%

Net Proceeds to American Express Company:	$1,198,200,000 (before expenses)

Interest Payment Dates:	(i) During the Fixed Rate Period, April 30 and October 30 of each year, beginning April 30, 2024 and ending on October 30, 2025, and (ii) during the Floating Rate Period, January 30, April 30, July 30 and October 30, beginning January 30, 2026 and ending on the Maturity Date, in each case as further described in the preliminary prospectus supplement.

Interest Periods:	Semi-annually in arrears during the Fixed Rate Period and quarterly in arrears during the Floating Rate Period

Floating Rate Interest Determination Dates:	Two U.S. Government Securities Business Days (as defined in the preliminary prospectus supplement) preceding each Floating Rate Interest Payment Date (or in the final Floating Rate Interest Period, preceding the Maturity Date, or in the case of the redemption of any Notes, preceding the redemption date).

Day Count:	Fixed Rate Period: 30 / 360 Floating Rate Period: Actual / 360

Optional Redemption:	(i) In whole but not in part on October 30, 2025 or (ii) in whole or in part during the 31-day period prior to the Maturity Date, in each case at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.

CUSIP:	025816 DL0

ISIN:	US025816DL03

Terms and Conditions Applicable to the 6.489% Fixed-to-Floating Rate Notes due October 30, 2031

Maturity Date:	October 30, 2031

Par Amount:	$1,000,000,000

Benchmark Treasury:	UST 4.625% due September 30, 2030

Benchmark Treasury Price and Yield:	98-24; 4.839%

Re-offer Spread to Benchmark:	+165 bps

Re-offer Yield:	6.489%

Interest Rates:	The Notes will bear interest (i) during the Fixed Rate Period at a fixed rate per annum equal to 6.489%, and (ii) during the Floating Rate Period at a floating rate per annum equal to Compounded SOFR (determined in accordance with the provisions set forth in the preliminary prospectus supplement) plus 1.940%.

Fixed Rate Period:	From, and including, the Settlement Date to, but excluding, October 30, 2030

Floating Rate Period:	From, and including, October 30, 2030 to, but excluding, the Maturity Date

Public Offering Price:	100.000%

Underwriters’ Discount:	0.400%

Net Proceeds to American Express Company:	$996,000,000 (before expenses)

Interest Payment Dates:	(i) During the Fixed Rate Period, April 30 and October 30 of each year, beginning April 30, 2024 and ending on October 30, 2030, and (ii) during the Floating Rate Period, January 30, April 30, July 30 and October 30, beginning January 30, 2031 and ending on the Maturity Date, in each case as further described in the preliminary prospectus supplement.

Interest Periods:	Semi-annually in arrears during the Fixed Rate Period and quarterly in arrears during the Floating Rate Period

Floating Rate Interest Determination Dates:	Two U.S. Government Securities Business Days (as defined in the preliminary prospectus supplement) preceding each Floating Rate Interest Payment Date (or in the final Floating Rate Interest Period, preceding the Maturity Date, or in the case of the redemption of any Notes, preceding the redemption date).

Day Count:	Fixed Rate Period: 30 / 360 Floating Rate Period: Actual / 360

Optional Redemption:	(i) In whole but not in part on October 30, 2030 or (ii) in whole or in part during the 60-day period prior to the Maturity Date, in each case at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.

CUSIP:	025816 DN6

ISIN:	US025816DN68

Terms and Conditions Applicable to the Floating Rate Notes due October 30, 2026

Maturity Date:	October 30, 2026
Par Amount:	$300,000,000
Base Rate:	Compounded SOFR (as determined in accordance with the provisions set forth in the preliminary prospectus supplement)
Spread:	+135 bps
Public Offering Price:	100.000%
Underwriters’ Discount:	0.150%
Net Proceeds to American Express Company:	$299,550,000 (before expenses)
Interest Payment Dates:	January 30, April 30, July 30 and October 30 of each year, beginning January 30, 2024, as further described in the preliminary prospectus supplement.
Interest Periods:	Quarterly. The initial period will be the period from, and including the Settlement Date to, but excluding, January 30, 2024, the initial Interest Payment Date. The subsequent interest periods will be the periods from, and including the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.
Interest Determination Dates:	Two U.S. Government Securities Business Days (as defined in the preliminary prospectus supplement) preceding each Interest Payment Date (or in the final Interest Period, preceding the Maturity Date, or in the case of the redemption of any Notes, preceding the redemption date).
Day Count:	Actual / 360
Optional Redemption:	(i) In whole but not in part on October 30, 2025 or (ii) in whole or in part during the 31-day period prior to the Maturity Date, in each case at a redemption price equal to the principal amount of the Notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption.
CUSIP:	025816 DM8

ISIN:	US025816DM85

(1) An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the Notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a base prospectus dated February 12, 2021) and a preliminary prospectus supplement, dated October 24, 2023 (the “preliminary prospectus supplement”), with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBC Capital Markets, LLC at 1-866-375-6829, Citigroup Global Markets Inc. at 1-800-831-9146 and Morgan Stanley & Co. LLC at 1-866-718-1649.